Exhibit 99.1

ValueVision Media Reports Third Quarter 2014 Results

HIGHLIGHTS

•	Q3 sales increased 7% to $157M

•	Gross profit rose 7% to $59M

•	Adjusted EBITDA grew 33% to $4.8M

MINNEAPOLIS, MN – November 18, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV), a digital commerce company operating as ShopHQ, announced operating results for its fiscal 2014 third quarter (Q3’14) ended November 1, 2014. The Company will host an investor conference call/webcast today at 11:00 a.m. ET.

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points)

	Q3’ 14	Q3’ 13			YTD	YTD
	11/1/2014	11/2/2013	Change		11/1/2014	11/2/2013	Change
Net Sales	$157.1	$147.3	7%		$473.4	$447.2	6%
Gross Profit	$59.1	$55.2	7%		$179.5	$167.9	7%
Gross Profit %	37.6%	37.5%	+10	bps	37.9%	37.5%	+40	bps
Adjusted EBITDA	$4.8	$3.6	33%		$15.8	$13.2	20%
Adjusted Net Income/(Loss)	$1.6	($0.9)	$2.5		$3.9	($0.7)	$4.6
Less:
Activist Shareholder Response Costs	$0.0	($0.3)	$0.3		($3.5)	($0.3)	($3.2)
Executive Transition Costs	($2.4)	$0.0	($2.4)		($5.0)	$0.0	($5.0)

Net Income/(Loss)	($0.8)	($1.2)	$0.4		($4.6)	($1.0)	($3.6)

Net Income/(Loss) per Share	($0.01)	($0.02)	$0.01		($0.09)	($0.02)	($0.07)

Adjusted Net Income/(Loss) per Share	$0.03	($0.02)	$0.05		$0.07	($0.01)	$0.08

Homes (Average 000s)	87,466	86,605	1%		87,319	85,958	2%
Net Shipped Units (000s)	2,134	1,665	28%		6,157	4,789	29%
Average Selling Price	$67	$80	-16%		$70	$85	-18%
Return Rate %	21.2%	22.8%	-160	bps	22.1%	22.6%	-50	bps
Internet Net Sales %	43.5%	43.5%*	—		43.9%	44.9%*	-100	bps
Total Customers - 12 Month Rolling	1,443,678	1,246,018	16%		N/A	N/A

*	The above Internet Net Sales percentage metric for Q3 F13 and YTD F13 reflect a correction of our previously reported Internet Net Sales percentages for these respective periods. Previously reported Internet Net Sales Percentages were 47.2% for Q3 F13 and 46.2% for YTD Q3 F13.

Net Sales and Gross Profit rose 7% in Q3’14 compared to the same quarter last year due principally to strong sales gains in its Fashion & Accessories and Beauty, Health & Fitness categories.

Adjusted EBITDA rose 33% to $4.8 million driven by the net sales and gross profit increases and the inherent operating leverage of the Company’s business model. Adjusted net income rose to $1.6 million, or $0.03 per share, in Q3’14 compared to an adjusted net loss of ($0.9) million, or ($0.02) per share, in Q3’13.

Mark Bozek, CEO of ValueVision, said, “I am pleased with our solid third quarter results. We achieved improvements in operating metrics across the P&L and we are excited for the holiday season. I am also looking forward to accelerating our transition to a true digital commerce company and implementing our new, unified strategy which should expand our reach and further drive long-term growth.”

William McGrath, EVP & CFO of ValueVision, said, “We ended the quarter with $26 million in cash and restricted cash. During the quarter the company had borrowings under our PNC credit facility of around $5 million to fund capital expenditures incurred for our Bowling Green distribution center expansion.”

Conference Call / Webcast Today, Tuesday, November 18, 2014 at 11 a.m. EST:

WEBCAST/WEB REPLAY: http://www.media-server.com/m/p/xqka2ud5

TELEPHONE: (877) 280 4960

PASSCODE: 45252597

Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Earnings Per Share

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; executive transition costs and non-cash share-based compensation expense. The Company defines Adjusted Net Income/(Loss) as net income/(loss) excluding non-cash impairment charges and write-downs; debt extinguishment; executive transition costs and activist shareholder response costs. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that the terms Adjusted EBITDA and Adjusted Net Income/(Loss) allow investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA and Adjusted Net Income/(Loss) should not be construed as alternatives to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as measures of liquidity. Adjusted EBITDA and Adjusted Net Income/(Loss) may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of each of Adjusted EBITDA and Adjusted Net Income/(Loss) to net income (loss), their most directly comparable GAAP financial measure, in this release.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Tables follow)

VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	November 1,		February 1,
	2014		2014
	(Unaudited	)
ASSETS
Current assets:
Cash and cash equivalents	$23,987		$29,177
Restricted cash and investments	2,100		2,100
Accounts receivable, net	93,460		107,386
Inventories	67,797		51,162
Prepaid expenses and other	5,043		6,032

Total current assets	192,387		195,857
Property and equipment, net	33,647		24,952
FCC broadcasting license	12,000		12,000
Other assets	986		896

	$239,020		$233,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,990		$77,296
Accrued liabilities	40,518		38,535
Current portion of long term credit facility	604		—
Deferred revenue	85		85

Total current liabilities	115,197		115,916
Capital lease liability	49		88
Deferred revenue	271		335
Deferred tax liability	1,749		1,158
Long term credit facility	42,087		38,000

Total liabilities	159,353		155,497
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 56,137,622 and 49,844,253 shares issued and outstanding	561		498
Warrants to purchase common stock	—		533
Additional paid-in capital	417,247		410,681
Accumulated deficit	(338,141)		(333,504)

Total shareholders’ equity	79,667		78,208

	$239,020		$233,705

VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	November 1,	November 2,	November 1,	November 2,
	2014	2013	2014	2013
Net sales	$157,106	$147,318	$473,394	$447,236
Cost of sales	98,040	92,083	293,887	279,311

Gross profit	59,066	55,235	179,507	167,925
Margin %	37.6%	37.5%	37.9%	37.5%
Operating expense:
Distribution and selling	49,457	46,683	149,296	139,477
General and administrative	5,357	5,742	18,045	17,811
Depreciation and amortization	2,034	3,039	6,465	9,342
Activist shareholder response costs	—	344	3,518	344
Executive transition costs	2,415	—	5,035	—

Total operating expense	59,263	55,808	182,359	166,974

Operating income (loss)	(197)	(573)	(2,852)	951

Other expense:
Interest income	2	3	8	17
Interest expense	(406)	(355)	(1,184)	(1,081)

Total other expense	(404)	(352)	(1,176)	(1,064)

Loss before income taxes	(601)	(925)	(4,028)	(113)
Income tax provision	(207)	(292)	(609)	(880)

Net loss	$(808)	$(1,217)	$(4,637)	$(993)

Net loss per common share	$(0.01)	$(0.02)	$(0.09)	$(0.02)

Net loss per common share ---assuming dilution	$(0.01)	$(0.02)	$(0.09)	$(0.02)

Weighted average number of common shares outstanding:
Basic	55,433,419	49,604,860	52,492,488	49,412,646

Diluted	55,433,419	49,604,860	52,492,488	49,412,646

VALUEVISION MEDIA, INC.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	November 1,	November 2,	November 1,	November 1,
	2014	2013	2014	2013
Adjusted EBITDA (000’s)	$4,780	$3,595	$15,822	$13,170
Less:
Activist shareholder response costs	—	(344)	(3,518)	(344)
Executive transition costs	(2,415)	—	(5,035)	—
Non-cash share-based compensation	(420)	(718)	(3,338)	(2,368)

EBITDA (as defined) (a)	1,945	2,533	3,931	10,458

A reconciliation of EBITDA to net loss is as follows:
EBITDA (as defined) (a)	1,945	2,533	3,931	10,458
Adjustments:
Depreciation and amortization	(2,142)	(3,106)	(6,783)	(9,507)
Interest income	2	3	8	17
Interest expense	(406)	(355)	(1,184)	(1,081)
Income taxes	(207)	(292)	(609)	(880)

Net loss	$(808)	$(1,217)	$(4,637)	$(993)

(a)	EBITDA as defined for this statistical presentation represents net loss for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, activist shareholder response costs, executive transition costs and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s television and internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income, net income or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

###

Contacts

Media:	Investors:
Dawn Zaremba	Chris Eddy
ShopHQ	Catalyst Global LLC
press@evine.com	vvtv@catalyst-ir.com
(952) 943-6043	(212) 924-9800

Liz Micci and Pat Tucker

Abernathy MacGregor

EDM@abmac.com

PCT@abmac.com

(212) 371-5999